Exhibit 10(o)(9)
AMENDMENT NO. 8
TO
ALLTEL CORPORATION 401(k) PLAN
(January 1, 2001 Restatement)

WHEREAS, Alltel Corporation (the "Company") maintains the ALLTEL Corporation 401(k) Plan, as amended and restated effective January 1, 2001, and subsequently further amended, (the "Plan"); and

WHEREAS, the Company desires further to amend the Plan;

NOW, THEREFORE, the Company hereby amends the Plan in the respects hereinafter set forth.

Effective as of August 1, 2005, Section 1.12 of the Plan is amended to provide as follows:

1.12     Eligible Employee

  Each Employee of the Employer, except

(a)	an Employee covered by a collective bargaining agreement between an Employer and a representative of such Employee that does not specifically provide for coverage under the Plan; provided, however, that if an Employee ceases to be covered by a collective bargaining agreement (other than by a transfer of employment), such an Employee shall not become an Eligible Employee unless coverage under the Plan is specifically extended to such an Employee by an amendment to the Plan,

(b)
any person who is a nonresident alien and who receives no earned income (within the meaning of Section 911(b) of the Code) from the Employer that constitutes income from sources within the United States (within the meaning of Section 861(a)(3) of the Code),

(c)	a leased employee (as hereinafter defined),

(d)	any person whose compensation from the Employer is not regularly stated compensation on a salaried or hourly wage basis,

(e)
any person who is not treated by the Employer as an employee for purposes of Section 3401 of the Code (without regard to any determination other than by the Employer that such person is or is not an employee for purposes of Section 3401 of the Code), without regard to any retroactive treatment by the Employer of such person as an employee for purposes of Section 3401 of the Code, or

(f)	any person who is employed by an operating unit or business operation acquired in connection with the AGREEMENT AND PLAN OF MERGER dated January 9, 2005, between Alltel Corporation, Wigeon Acquisition LLC and Western Wireless Corporation and any Employee identified by Alltel Corporation internal payroll company codes 540, 544, 545, and 546, shall not become an Eligible Employee until the later of the first pay period in 2006 or when otherwise eligible.

Notwithstanding the foregoing provisions of this Section 1.12:

(1)
an Employee who is to be permitted to participate in the Plan pursuant to that certain Agreement between ALLTEL Corporation and
International Brotherhood of Electrical Workers and Communications Workers of America (the "Agreement") shall not be excluded from the definition of Eligible Employee by paragraph (a) of this Section 1.12 for periods with respect to which the Agreement so provides; and

(2)
an Employee who is to be permitted to participate in the Plan pursuant to a collective bargaining agreement between an Employer and IBEW
Local 463 or a collective bargaining agreement between an Employer and the CWA covering employees in the State of Kentucky (in either case, a "KY CBA Employee") shall not be excluded from the definition of Eligible Employee by paragraph (a) of this Section 1.12 for periods with respect to which the applicable collective bargaining agreement so provides.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment to be executed on this 22nd day of July, 2005.

ALLTEL CORPORATION

By: /s/  Scott T. Ford
    Scott T. Ford
    President and Chief Executive Officer